FORM OF CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in Form S-1, Registration Statement of our report dated January 25, 2008, relating to the balance sheet of Inner Mongolia Yongye Biotechnology Co, Ltd. as of December 31, 2007 and the related statement of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006.

PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
May 15, 2008